Exhibit 10.1

EXECUTION VERSION

CONTINUING LETTER OF CREDIT AGREEMENT

(FOR STANDBY LETTERS OF CREDIT)

December 29, 2022

(Date)

MUFG Bank, Ltd.

1251 Avenue of the Americas

New York, New York 10020

To induce you, in your sole discretion from time to time, to issue one or more irrevocable letters of credit pursuant to the terms and conditions of this agreement (as amended, supplemented or otherwise modified from time to time, including the application for such Credit, this “Agreement”), Applicant unconditionally and irrevocably agrees with you (including to the extent applicable your branches and other affiliates where Applicant requests or authorizes you to issue through such branch or affiliate, “Issuer”), as follows:

1.
Certain Definitions. As used in this Agreement, the following terms have the respective meanings specified below, unless the context requires otherwise:

“Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such first person; whereby “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person whether through the ability to exercise voting power, by contract or otherwise (and “controlled” shall have a meaning correlative thereto).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and in each case the rules and regulations promulgated thereunder, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all other laws, rules, and regulations of any jurisdiction applicable to this Agreement, the Credits, the Applicant or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the PATRIOT Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of any relevant jurisdiction, including the jurisdictions in which Applicant or any of its Subsidiaries operates or in which the proceeds of the Credits will be used.

“Applicant” means each of the parties signing this Agreement as an “Applicant”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” mean 31 C.F.R. § 1010.230.

“Beneficiary” means, at any time, the beneficiary(ies) of a Credit, including any second or substitute beneficiary(ies) or transferee(s) under a transferable Credit and any successor of a beneficiary by operation of law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Applicant; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Applicant by persons who were neither (i) nominated by the board of directors of Applicant nor (ii) appointed by directors so nominated; provided, that no event described in clause (a) or clause (b) shall constitute a “Change in Control” if, immediately after giving effect to the transaction that would otherwise constitute a Change in Control, the Senior Debt Rating assigned by two nationally recognized credit rating agencies is equal to or higher than Lowest Investment Grade.

“Credit” means each letter of credit issued by Issuer at the request of the Applicant hereunder to support obligations of the Applicant and/or the obligations of a Subsidiary Account Party under such letter of credit (and any amendment or replacement thereof which is authorized by its terms or by consent of Applicant), substantially in the form agreed between the Applicant and the Issuer.

“Deposits” has the meaning provided in Section 17 hereof.

“Dollars” or “$” mean, at any time, the lawful currency of the United States of America.

“Event of Default” has the meaning provided in Section 15 hereof.

“Governmental Authority” means any government, governmental authority, any agency, department, commission, board, authority, instrumentality, bureau, administrative, or judicial body, court or tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, supervisory or administrative powers or functions of or pertaining to government, in each case whether domestic or foreign, national, federal, state, provincial, territorial, departmental, municipal or local, including those in United States of America.

“Indemnified Party” means Issuer and each officer, director, affiliate, employee and agent thereof.

“ISP” means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

“Issuer” has the meaning provided in the introductory paragraph of this Agreement. “Issuer’s Office” has the meaning provided in Section 4(a) hereof.

“Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable indebtedness of Applicant is a rating which, as reasonably determined by the Issuer, would be the lowest rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency.

“Obligations” means all present and future obligations of Applicant under this Agreement or in respect of any Credit, whether due or to become due, absolute or contingent, joint, several or independent, including interest accruing at the rate provided in this Agreement on or after the commencement of any bankruptcy or insolvency proceeding in respect of Applicant, whether or not such interest is allowed or allowable.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Practices” has the meaning provided in Section 24(b) hereof.

“Prime Rate” means, for any day, the rate established by Issuer from time to time as its U.S. prime commercial lending rate (which rate does not necessarily represent the lowest rate of interest changed by Issuer to its borrowers).

“Sanctioned Country” means a country or territory that is or whose government is subject of a U.S. sanctions program that broadly prohibits dealings with that country, territory or government.

“Sanctioned Person” means, at any time, any person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State, the European Union, any European Union member state or the United Nations Security Council, (b) that is operating, organized or resident in a Sanctioned Country, (c) that is fifty-percent or more in the aggregated owned by, otherwise controlled by, or acting for the benefit or on behalf of, directly or indirectly, one or more persons described in clauses (a) or (b) above, or (d) with whom a U.S. person is otherwise prohibited or restricted by Sanctions Laws from engaging in trade, business or other activities.

“Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (a) any U.S. Governmental Authority (including OFAC and the U.S. Department of State), including Executive Order 13224, the PATRIOT Act, the Trading with the Enemy Act , the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran, (b) the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union, (c) the United Nations Security Council or any other legislative body of the United Nations, or (d) any jurisdiction in which Applicant or any of its Subsidiaries operates or in which the proceeds of the Credits will be used or from which repayments and reimbursements of the Obligations under the Agreement will be derived.

“Senior Debt Rating” means, as of any date of determination, as of the close of business on such date (a) the rating assigned to Applicant’s most senior secured long-term public indebtedness (without credit enhancement), (b) if such obligations are not rated, the rating assigned to Applicant’s most senior unsecured long-term public indebtedness (without credit enhancement) and (c) if such obligations are rated, the rating assigned to such obligations (without credit enhancement), in each such case by a nationally recognized credit-rating agency designated by the Borrower, reasonably approved by Issuer. Notwithstanding the foregoing, (i) if the Senior Debt Rating(s) assigned by any of the other nationally recognized credit-rating agencies is or are different from the Senior Debt Rating assigned by the agency designated by Applicant and the ratings (including that of the agency designated by Applicant) are split by just one level, then the higher rating will apply, and (ii) if the ratings (including that of the agency designated by Applicant) are split by more than one level, then the level that is one level below the highest rating will apply.

“Specified Currency” has the meaning provided in Section 4(a) hereof.

“Subsidiary” shall mean, with respect to any person, any other person (a) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (b) the other ownership interests of which ordinarily constituting a majority voting interest; in either case, are at the time, directly or indirectly, owned or controlled by such first person, or by one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries.

“Subsidiary Account Party” means any direct or indirect Subsidiary of Applicant that Issuer approves in writing as a party on whose behalf the Applicant may request the Issuer to issue a Credit.

“Taxes” has the meaning provided in Section 6 hereof.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600.

2.
Reimbursement. Applicant will reimburse Issuer, without demand, the amount of each payment Issuer makes under each Credit. Such reimbursement shall be due (a) if the Credit provides for sight payment, on the day on which Issuer pays or (b) if the Credit provides for acceptance of a time draft or incurrence of a deferred payment obligation, one Business Day in advance of its maturity. Each such reimbursement shall be without prejudice to Applicant’s rights under Section 8(b) hereof.

3.
Fees, Costs and Expenses. Applicant will pay to Issuer (a) fees in respect of each Credit at such rates and times as Applicant and Issuer agree in writing or, in the absence of such an agreement, in accordance with Issuer’s standard fees then in effect, and (b) on demand, all costs and expenses that Issuer incurs in connection with the Credit or this Agreement, including (i) attorneys’ fees and disbursements to protect or enforce Issuer’s rights and remedies, (ii) in connection with any requested amendment or waiver, (iii) in complying with any governmental exchange, currency control or other law, rule or regulation of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (iv) any stamp tax, recording tax, or similar tax or fee, and (v) any adviser’s, confirmer’s, or other nominated person’s fees and expenses that are chargeable to Applicant or Issuer (if the application for the Credit requested or authorized such advice, confirmation or other nomination, as applicable).

4.
Payments; Currency; Interest; Charging Accounts; Computations; Etc.

(a)
All amounts due from Applicant under this Agreement shall be paid to Issuer on the due date at Issuer’s address for notices under this Agreement (“Issuer’s Office”), without defense, set-off, or counterclaim, in Dollars and in immediately available funds; provided that if the amount due is based upon Issuer’s payment in a currency other than Dollars, then Applicant will pay such amount in such other currency to Issuer’s Office (or to such other place for payments in such other currency as Issuer may reasonably specify by notice to Applicant) unless Issuer in its sole discretion notifies Applicant to instead pay in Dollars the Dollar equivalent (as reasonably computed by Issuer) of such amount to Issuer’s Office. For purposes of computing fees and interest under this Agreement, payments received by Issuer at or after 4:00 p.m. (New York time) at Issuer’s Office shall be treated as if received on the following Business Day. Applicant’s obligation to make payments in any currency specified in this Agreement (the “Specified Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by Issuer at Issuer’s Office (or to such other place for payments in currency other than Dollars as Issuer may have reasonably specified by notice to Applicant) of the full amount of the Specified Currency payable under this Agreement, and Applicant shall indemnify Issuer on demand for any shortfall. Applicant’s obligation to make payments in the Specified Currency as aforesaid shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)
Without limiting Applicant’s obligation to make all payments under this Agreement when due, (i) if Applicant fails to fully reimburse Issuer on the date required by Section 2 of this Agreement, then Applicant will pay interest to Issuer on such unreimbursed amount at a variable interest rate equal to the sum of two percent (2%) per annum plus the Prime Rate, and (ii) Applicant will pay to Issuer, on demand, interest on all other overdue amounts hereunder from the due date through the payment date at a variable interest rate equal to the sum of two percent (2%) per annum plus the Prime Rate. If any payment shall be due on a day that Issuer is not open for business at its applicable office, such payment shall instead be made on the next day on which Issuer is open for business at such office and interest shall be paid for each additional day elapsed.

(c)
Issuer is authorized to charge any account of Applicant maintained with Issuer from time to time for any amount due under this Agreement.

(d)
All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed (including the first day but excluding the last day in the case of interest, and including both the first and last days in the case of fees). All computations of fees based upon the available or face amount of the Credit at any time shall be calculated by reference to the greatest amount for which Issuer may be contingently liable under any circumstances under the Credit at such time or thereafter, giving effect to any scheduled increases in accordance with the terms of the Credit. All computations by Issuer of fees, interest and other amounts due under this Agreement shall be conclusive absent manifest error.

5.
Capital Adequacy; Additional Costs. If Issuer determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), or any change in the interpretation of any of the foregoing, affects the amount of capital, liquidity, insurance or reserves (including special deposits, deposit insurance or similar requirements) to be maintained by Issuer or any corporation controlling Issuer, or otherwise increases the costs of, or reduces the amount received or receivable by, Issuer or any corporation controlling Issuer, and Issuer determines that the amount of such capital, liquidity, insurance or reserve (including any special deposit, deposit insurance or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement or the Credit, then Applicant shall pay to Issuer, within ten days after demand from time to time, such additional amounts as Issuer may reasonably demand to compensate for the increase or reduction, as the case may be; provided that Issuer (i) computes the amount due under this paragraph on a reasonable basis and (ii) concurrently with the making of any demand, delivers to Applicant a certificate setting forth in reasonable detail such amount as shall be necessary to compensate Issuer for the increase or reduction, and the manner in which Issuer has determined the same. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States, foreign or supra- national regulatory authorities pursuant to Basel III and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall, in each case, regardless of the date enacted, adopted or issued, be treated as a change in law for purposes of this Section and therefore within the scope of the immediately preceding sentence.

6.
Taxes. All payments to Issuer hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, charges, deductions, or withholdings or related liabilities, excluding income and franchise taxes imposed by the jurisdiction of Issuer’s head office or the office issuing the Credit or any of its political subdivisions (all non-excluded taxes, levies, imposts, charges, deductions, withholdings and related liabilities are called “Taxes”); provided that if any Taxes shall be required to be deducted from any sum payable under this Agreement, then: (a) the sum payable under this Agreement shall be increased so that after making all required deductions Issuer receives an amount equal to the sum Issuer would have received had no such deductions been required, (b) Applicant shall be responsible for payment of the amount to the relevant taxing authority, (c) Applicant shall indemnify Issuer on demand for any such Taxes paid by Issuer and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Taxes, and (d) Applicant shall provide Issuer upon request with the original or a certified copy of the receipt evidencing each such Tax payment.

7.
Indemnification. Applicant will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) that arise out of or in connection with: (a) this Agreement, each Credit or any transaction(s) supported by each Credit (including any rights, remedies or claims asserted by any Subsidiary Account Party and any theories of liability based upon the Credit supporting an obligation of a Subsidiary Account Party rather than or in addition to any obligation of Applicant), (b) any payment or action taken or omitted to be taken in connection with each Credit or this Agreement, (c) any indemnity, guaranty, or other undertaking that Applicant requests or authorizes Issuer to issue to any Beneficiary (such as a Beneficiary that is a financial institution) to induce such Beneficiary to issue its own letter of credit or other undertaking in connection with each Credit, or (d) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority or any other cause beyond Issuer’s control with respect to this Agreement or each Credit, except in each case to the extent such liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct. Applicant will pay within five Business Days after demand from time to time all amounts owing under this Section.

8.
Obligations Absolute; Claims Against Issuer; Exculpations; Limitations of Liability.

(a)
The Obligations shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, irrespective of: (i) if any other person shall at any time have guaranteed any of the Obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other person, (ii) any release of any collateral, or of any guarantee or other liability of any person other than Applicant, for any of the Obligations, (iii) any claim, setoff, defense or other right that Applicant or any other person may have against any Beneficiary, any assignee of proceeds of the Credit, Issuer or any other person, (iv) any presentation under a Credit being forged, fraudulent or otherwise improper or any statement therein being untrue or inaccurate, or (v) any other circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to any or all of the Obligations.

(b)
The foregoing Section 8(a) shall not excuse Issuer from liability to Applicant in any independent action or proceeding that is brought by Applicant against Issuer following Applicant’s reimbursement of Issuer, to the extent of any direct damages suffered by Applicant found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from Issuer’s gross negligence or willful misconduct; provided that (i) Issuer shall be deemed to have acted with reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City, and (ii) Issuer’s liability to Applicant for wrongfully honoring a presentation under a Credit shall not exceed the aggregate amount paid by Applicant to Issuer with respect to the honored presentation.

(c)
Without limiting any other provision of this Agreement, Issuer: (i) may rely upon any oral, telephonic, facsimile, electronic, written or other communication reasonably believed to have been authorized by Applicant, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not encrypted), or for errors in interpretation of technical terms or in translation (and Issuer may transmit Credit terms without translating them), (iii) may honor any presentation under a Credit that appears on its face to substantially comply with the terms and conditions of such Credit, (iv) may replace a purportedly lost, stolen or destroyed original Credit by providing a replacement copy marked as such to any Beneficiary, (v) may disregard any requirement of a Credit that presentation be made to it at a particular place or by a particular time of day (but not any requirement for presentation by a particular day), and may amend or specify any such requirement in such Credit, (vi) if a Credit requires presentation of a draft but no form of draft is attached thereto as an exhibit, may accept as a draft any written or electronic demand for payment under the Credit, (vii) may disregard any requirement of a Credit that any draft, demand or other request for payment thereunder bear any reference to the Credit, (viii) may purchase or discount an accepted draft or deferred payment obligation incurred under a Credit without affecting the amount or timing of the reimbursement due from Applicant, (ix) may make any payment under a Credit by any means it chooses, including by wire transfer of immediately available funds, (x) may retain proceeds of a Credit based on a valid exercise of Issuer’s set off rights against a Beneficiary or an apparently applicable attachment order or blocking regulation, (xi) may select any branch or affiliate of Issuer or any other person to act as advising, transferring, confirming and/or nominated person if the application for such Credit requested or authorized such advice, transfer, confirmation and/or nomination, as applicable, (xii) may amend a Credit to reflect any change of address or other contact information of any Beneficiary, (xiii) shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies which Applicant approves or requests, and (xiv) shall not be responsible for any other action or inaction taken or suffered by Issuer under or in connection with a Credit that is required or permitted under any applicable law or standard letter of credit practice. None of the circumstances described in this paragraph shall impair or waive Issuer’s rights or remedies against Applicant or place Issuer under any liability to Applicant.

(d)
Applicant will notify Issuer of any objection Applicant may have to Issuer’s having issued or amended a Credit, Issuer’s having honored or dishonored any presentation under a Credit, or Issuer’s having taken any other action or failed to have taken any other action under or in connection with this Agreement or a Credit. Applicant’s notice of objection must be delivered to Issuer promptly, and in any event within five Business Days after Applicant receives notice of the action or inaction it objects to. Applicant’s failure to give notice of objection within such period shall automatically waive Applicant’s objection. Applicant understands that its giving or not giving such notice of objection shall not affect Issuer’s obligations under a Credit to any Beneficiary but may enable Issuer and/or Applicant to avoid or mitigate any loss. Applicant’s acceptance or retention beyond such period of any original documents presented under a Credit, or of any property for which title is conveyed by such documents, shall ratify Issuer’s honor of the applicable presentation(s).

(e)
Issuer shall not be liable in contract, tort, or otherwise for any punitive, exemplary, consequential, indirect or special damages, including for any consequences of fraud by any Beneficiary. Any claim by Applicant under or in connection with this Agreement or a Credit shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Applicant as a result of the wrongful conduct complained of (such as where Issuer’s erroneous payment of the Credit results in Applicant’s obtaining valuable property) and (ii) the amount (if any) of damages that would have been avoided had Applicant taken reasonable steps to mitigate its damages, including by enforcing its rights in the transaction(s) supported by the Credit, and in case of a claim of wrongful dishonor, by timely authorizing Issuer to effect a cure by honoring.

9.
Applicant Responsibility. Applicant’s ultimate responsibility for the final text of a Credit (regardless of whether issued to support obligations of a Subsidiary Account Party) shall not be affected by any assistance Issuer may provide such as drafting or recommending text, and Applicant assumes all risks that: (a) any non- documentary conditions stated in the Credit will be ignored when presentment is made, or may cause the Credit to be interpreted by a court as a guarantee, (b) any ambiguous or inconsistent provisions may be interpreted in a manner not intended by Applicant, (c) any permitted payment or other action at a foreign location may invoke the application of foreign laws or rules, and (d) the Credit does not satisfy Applicant’s (or any Subsidiary Account Party’s) needs or intentions.

10.
Transfers. If at Applicant’s request or with Applicant’s authorization a Credit is in transferable form, Issuer shall have no duty to determine the identity of anyone appearing as transferee in any transfer request, draft or other document furnished or presented under the Credit, nor shall Issuer be responsible for the validity or correctness of any transfer of all or any portion of the Credit made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of the Credit.

11.
Extensions and Modifications; Waivers of Discrepancies. This Agreement shall be binding upon Applicant with respect to any replacement, extension or amendment of a Credit or waiver of discrepancies requested or authorized by Applicant. Except as may be provided in a Credit or as Issuer may agree in writing, Issuer shall have no duty to (a) extend the expiration date or term of the Credit, (b) issue a replacement letter of credit or other undertaking on or before such expiration date or the end of such term, (c) give or refrain from giving notice of its election not to renew or extend the Credit, (d) give or refrain from giving notice, if the Credit by its terms permits it to do so, of its election to terminate the Credit prior to its stated expiration date, (e) give or refrain from giving notice of its election to refuse to reinstate the amount of any drawing under the Credit or (f) otherwise amend the Credit. If a Credit by its terms provides for automatic renewal or extension unless Issuer notifies any Beneficiary of Issuer’s election not to renew or extend the Credit and if Applicant desires that Issuer give such notice, Applicant’s request that Issuer give such notice shall be given to Issuer at least 30 days prior to the earlier of the date that Applicant wishes that Issuer give such notice or the date by which the Credit requires that such notice be given to avert such automatic renewal or extension (but Issuer shall have no obligation to accede to such request).

12.
[Reserved].

13.
Covenants.

(a)
Applicant will (i) comply with all foreign and domestic laws, rules and regulations now or hereafter applicable to Applicant, its properties, this Agreement, the Credits, or the transactions supported by the Credits, including those relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws, currency exchange and including promptly procuring any necessary import, export or other licenses or permits for the import, export or shipping of any property shipped under or pursuant to or in connection with the Credits, (ii) deliver to Issuer, upon request from time to time, reasonably satisfactory evidence of compliance with this Agreement, (iii) permit Issuer to inspect Applicant’s books and records on reasonable notice during regular business hours, (iv) promptly upon obtaining knowledge of the occurrence of any Event of Default or any event which with notice or lapse of time or both would constitute an Event of Default, notify Issuer thereof, specifying the nature thereof and the action Applicant proposes to take with respect thereto, (v) procure that the Obligations rank at least pari passu with the claims of its other present and future unsecured and unsubordinated creditors, except for any obligations mandatorily preferred by law applying to persons generally, and, (vi) furnish to Issuer (A) copies of its annual financial statements (which shall be audited unless otherwise acceptable to Issuer) prepared in accordance with generally accepted accounting principles as soon as available and in any event within 120 days after the end of each fiscal year of Applicant, (B) copies of its quarterly financial statements prepared in accordance with generally accepted accounting principles (subject to routine audit adjustments and subject to the absence of footnotes) as soon as available and in any event within 90 days after the end of each fiscal quarter of Applicant, (C) such other information respecting the business, operations or condition, financial or otherwise, of Applicant or its Subsidiaries as Issuer may from time to time reasonably request, and (D) such other documents, including by-laws, resolutions, certificates of incumbency, and the like, that Issuer may from time to time reasonably request.

(b)
(i) Applicant will maintain in effect and enforce policies and procedures designed to promote and ensure continued compliance by Applicant, its Subsidiaries and Affiliates, and its and their respective directors, officers, employees, agents, or other persons acting on behalf thereof, with Sanctions Laws, Anti- Money Laundering Laws and Anti-Corruption Laws, and (ii) Applicant will (and will cause each of its Subsidiaries and Affiliates to) use commercially reasonable efforts, to ensure that no funds used to pay or reimburse the Obligations under the Agreement (A) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, or (B) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country, or from any unlawful activity, including activity in violation of Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(c)
(i) Neither Applicant nor any of its Subsidiaries nor Affiliates will, directly or indirectly, cause any Credit to be issued or used, (A) to fund any activities or business of, or with, any Sanctioned Person, or in any Sanctioned Country, or (B) in any other manner that would result in Applicant, its Subsidiaries or Affiliates, or Issuer, being in violation of Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws. (ii) Neither Applicant, nor any of its Subsidiaries or Affiliates, nor any of its or their respective directors, officers, employees, agents nor other persons acting on behalf thereof shall use any Credit, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of Anti-Corruption Laws. (iii) Neither Applicant nor any of its Subsidiaries or Affiliates, nor any of its or their respective directors, officers, employees, agents nor other person acting on behalf thereof in any capacity in connection with or directly benefitting from this Agreement or the Credits will engage in, or will conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws.

(d)
(i) If Applicant or any Subsidiary Account Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to Issuer, Applicant shall or shall cause such Subsidiary Account Party to deliver a Beneficial Ownership

Certification for Applicant or such Subsidiary Account Party, as applicable, to the Issuer at least five Business Days prior to any request for a Credit for Applicant or such Subsidiary Account Party. (ii) Applicant shall give immediate notice to Issuer of any change in the information provided in any Beneficial Ownership Certification provided for Applicant or any Subsidiary Account Party that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, and provide an updated Beneficial Ownership Certification for Applicant or such Subsidiary Account Party within five Business Days of such notification. (iii) Applicant shall provide information and documentation reasonably requested by the Issuer for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

14.
Representations and Warranties. Applicant represents and warrants, as of the date of this Agreement and also as of the date of issuance of each Credit or of any increase or extension thereof requested or authorized by Applicant, that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization with the power and authority to carry on its business, (b) neither Applicant nor any of its Subsidiaries or Affiliates, nor any of its or their respective directors, officers, employees, agents nor any other person acting on behalf thereof (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, (iii) is the subject of any action or investigation under any Sanctions Laws, Anti-Money Laundering Laws and/or Anti-Corruption Laws, or (iv) has taken any action, directly or indirectly, that would result in a violation by such persons of any Sanctions Laws, Anti-Money Laundering Laws and/or Anti-Corruption Laws, (c) Applicant has instituted, maintains, and enforces policies and procedures designed to ensure continued compliance therewith, (d) neither Applicant nor any of its Subsidiaries or Affiliates, nor any Subsidiary Account Party, nor, to the knowledge of Applicant, such Subsidiary, Affiliate or Subsidiary Account Party, any of its or their respective directors, officers, employees, agents nor any other person acting on behalf thereof is engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Corruption Laws, Anti-Money Laundering Laws and/or Sanctions Laws, (e) its execution, delivery and performance of this Agreement and any agreements relating to the transaction(s) supported by the Credits, (i) are within its powers, (ii) have been duly authorized, (iii) do not contravene any charter provision, by-law, resolution, contract or other undertaking binding on or affecting it or any of its properties, (iv) do not violate any domestic or foreign law, rule or regulation, or any order, writ, judgment, decree, award or permit of any arbitration tribunal, court or other Governmental Authority applicable to it or any of its properties, and (v) do not require any notice, filing or other action to or by any Governmental Authority (other than those that have been made or obtained and remain in full force and effect), (f) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (g) the financial statements received by Issuer from it or disclosed in its public filings with the U.S. Securities and Exchange Commission (or any successor thereto) present fairly in all material respects its financial condition as of the dates and for the periods therein indicated, in accordance with generally accepted accounting principles, consistently applied, and since the date of its most recent audited financial statements there has been no material adverse change in such financial condition or its business or prospects, (h) no other information furnished by it to Issuer is or shall be materially false or misleading when furnished, (i) there is no pending or threatened action or investigation which is reasonably likely to materially adversely affect its financial condition, business or prospects or which purports to affect the validity or enforceability of this Agreement, any other agreement supporting this Agreement, or the Credits, (j) immediately after giving effect to the issuance of each Credit, no Event of Default has occurred and is continuing or would exist with the giving of notice or lapse of time or both, (k) under laws in effect on the date hereof, it will not be required to make any deduction or offset from any payment it may make hereunder, and if it learns of any change requiring any such deduction or offset it will promptly notify Issuer thereof, (l) this Agreement is in proper form for enforcement in the courts of the jurisdiction in which it is organized or has its chief executive office, and (m) the information included in each Beneficial Ownership Certification delivered pursuant to the terms of this Agreement, if any, is true and correct in all respects.

15.
Events of Default. Each of the following shall be an “Event of Default” hereunder: (a) Applicant’s failure to reimburse any drawing under any Credit when due, (b) Applicant’s failure to pay any other

Obligation within five Business Days after the date when due, (c) Applicant’s failure to perform or observe any term or covenant of this Agreement at any time (if not capable of cure) or (if capable of cure) is not cured for more than 30 days after Issuer notifies Applicant of such failure, (d) Applicant’s breach of any representation or warranty made under Section 14(b) and/or Section 14(d) at any time, (e) Applicant’s breach in any material respect of any representation or warranty made in this Agreement or any document delivered by Applicant under or in connection with this Agreement, (f) (i) Applicant’s failure to pay when due (whether at scheduled maturity, upon acceleration, or otherwise, after the expiration of any applicable grace or cure periods) any principal or interest in respect of any indebtedness or other obligation of Applicant to Issuer (other than the Obligations) or any other person having an aggregate unpaid principal amount greater than $40,000,000 (or the equivalent in any other currency), or (ii) any event shall occur under the terms of any such indebtedness or other obligation, and as a result thereof, such indebtedness or other obligation is, or becomes capable of being, declared due and payable prior to the stated maturity thereof, or any such indebtedness or other obligation shall be required to be prepaid, redeemed, purchased or defeased, in each case prior to its stated maturity, (g) Applicant’s material violation of or material default under any other agreement or obligation with or in favor of Issuer or any affiliate thereof having an aggregate unpaid principal amount greater than $40,000,000, beyond any applicable grace or cure period specified therein, (h) Applicant’s repudiation of, or assertion of the unenforceability of, this Agreement or any agreement supporting this Agreement, or any court or other Governmental Authority shall issue any order, ruling or determination that this Agreement or any such other agreement is not in full force and effect, (i) Applicant’s dissolution or termination, (j) Applicant’s (i) merger or consolidation with any third party unless Applicant is the survivor, (ii) sale, lease or other conveyance of all or substantially all of its assets or business, or (iii) agreement to do any of the foregoing, (k) institution by Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking or consenting to the appointment of a custodian, receiver, rehabilitator, trustee, conservator, liquidator or similar official for Applicant or any substantial part of its property, or consent by Applicant to the institution of, or failure to contest in a timely and appropriate manner, any proceeding described in Section 15(l) hereof, or filing by Applicant of an answer admitting the material allegations of a petition filed against it in any proceeding described in Section 15(l) hereof, or Applicant shall take any action for the purpose of effecting any of the foregoing, (l) institution against Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a custodian, receiver, rehabilitator, trustee, conservator, liquidator or similar official for Applicant or any substantial part of its property, and any such proceeding or case shall be unstayed and in effect for more than 60 days, or an order for relief shall be entered therein, (m) Applicant’s making a general assignment for the benefit of creditors, (n) Applicant’s insolvency or general inability to pay its debts as they become due, (o) any actual or threatened seizure, vesting or intervention by or under authority of a government by which Applicant’s management is displaced or its authority or control of its business is curtailed, (p) entry of one or more final judgments against Applicant for the payment of money with respect to which an aggregate amount greater than $40,000,000 (or the equivalent in any other currency) is not covered by insurance, and the same shall remain unstayed and unsatisfied for more than 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Applicant or any Subsidiary to enforce any such judgment, (q) any Subsidiary Account Party for any outstanding Credit ceases to be a Subsidiary of Applicant without prior written consent of Issuer, (r) any Change in Control shall occur, or any event shall occur with respect to any Subsidiary Account Party for any outstanding Credit that would constitute a “Change in Control” hereunder if such event had occurred with respect to Applicant and the prior written consent of Issuer was not first obtained, or (s) the occurrence of any of the above events with respect to any person other than Applicant that has guaranteed or provided any collateral security for any of the Obligations.

16.
Remedies. If any Event of Default shall have occurred and be continuing, Issuer may take any one or more of the following actions: (a) declare the amount of the Credits and any or all other Obligations due and payable by Applicant immediately (provided that if the Event of Default is described in Sections 15(d), (k), (l), or (m) hereof, then the amount of the Credits and all such Obligations shall become due and payable immediately and automatically), in which case Applicant shall pay such amount to Issuer, (b) require Applicant to (and Applicant agrees that it shall) use commercially reasonable efforts to cause Issuer to be promptly released from its obligations under the Credits within thirty days of Issuer’s request (or such longer time as Issuer may agree to in its sole discretion), and (c) exercise any and all other rights and remedies available at law, in equity, or otherwise to collect, enforce or satisfy the Obligations.

17.
Set-off. To the fullest extent permitted by law, if any Event of Default shall have occurred and be continuing, Issuer may set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by Issuer or its affiliates to or for the credit or the account of Applicant (collectively, “Deposits”) against any and all of the Obligations, without notice and irrespective of whether such Deposits or Obligations may be unmatured or contingent or payable at different places or in different currencies or be owed to or by different offices or entities of Issuer. Issuer shall promptly thereafter notify Applicant of any such setoff and application but its failure to do so shall not affect the validity thereof.

18.
Waiver of Immunity. Applicant acknowledges that this Agreement is, and the Credits will be, entered into for commercial purposes of Applicant. To the extent that Applicant or any of its assets has or hereafter acquires any right of immunity, whether characterized as sovereign immunity or otherwise, in respect of any legal proceedings, whether in the United States, Applicant’s domicile or elsewhere, to enforce or collect upon any Obligation, Applicant hereby irrevocably waives any such immunity and agrees not to assert any such right in any such proceeding.

19.
Notices; Multiple Applicants; Subsidiary Account Parties; Interpretation; Etc.

(a)
All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, if to Applicant, to its address indicated below the signature line of this Agreement, and, if to Issuer, to MUFG Bank, Ltd., Trade Finance, 1251 Avenue of the Americas, New York, New York 10020, Attention: Mark Kagan, or to such other address or number as it may notify to the other in writing. No such notice to Issuer shall be effective until actually received by Issuer. Notices to Applicant shall be effective when sent to Applicant in accordance with this Agreement, (i) if by mail, three days after being deposited in the mails, first class postage prepaid, (ii) by electronic communication, as provided in Section 19(a), or (iii) if by other means, when delivered. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by Applicant and Issuer; provided that approval of such procedures may be limited to particular notices or communications. Unless Issuer otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and provided further that if such notice, e-mail or other communication is not sent by 5:00 pm at the recipient’s location, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for such recipient. Any party hereto may change its address for notices and other communications hereunder by giving prior written notice to the other parties hereto. Any notice or communication sent or purported to be sent by any Applicant in any format (which may be formed by exchange of letters, e-mail, other electronic communication or other correspondence) shall be valid and binding on Applicant, and Issuer shall be entitled to rely thereon, irrespective of any error or fraud contained therein or the identity of the individual who sent such notice or communication.

(b)
If this Agreement is signed by two or more persons as “Applicant”, (i) each shall be deemed an “Applicant” hereunder and be jointly and severally liable for all the Obligations of each Applicant, (ii) the release, waiver, instruction or consent of any Applicant shall be sufficient to bind each Applicant with respect to this Agreement, the Credits or any claims arising under or in connection with this Agreement or the Credits (including instructions as to the disposition of documents or waiver of any discrepancies), (iii) any Event of Default, regardless of fault, shall be deemed an Event of Default as to all Applicants, (iv) delivery by Issuer of any document, notice or other communication to any Applicant named below shall be deemed delivery to each Applicant, and (v) the liability of any Applicant hereunder may from time to time, in whole or in part, be extended, modified, released or reduced by Issuer without affecting or releasing any liability of any other Applicant. Each Applicant signing this Agreement agrees that its obligations hereunder (including any obligations under any Credit issued to support obligations of a Subsidiary Account Party) are primary, waives all discharge defenses available to a secondary obligor, and forgoes negotiation of a separate guaranty agreement providing for secondary liability to Issuer.

(c)
Issuer may treat each person that signs this Agreement for Applicant and each other person that is authorized to act generally for Applicant or specifically in the matter as actually authorized to act singly for Applicant in amending this Agreement, authorizing Issuer to issue or amend the Credits, waive any discrepancy, or otherwise act under the Credits, receiving any notice in connection with this Agreement, or agreeing to indemnify Issuer for any action or inaction taken or proposed. Any change in the identity of such persons authorized to act for Applicant shall be ineffective until notified in writing to Issuer.

(d)
Applicant represents and warrants that: (i) each Credit is being requested to support obligations of Applicant or a Subsidiary Account Party and (ii) Applicant may be identified in a Credit as the “applicant”, “account party”, “instructing party”, “client”, “customer” or the like at whose request and on whose behalf or for whose account the Credit is issued. Without limiting any of its Obligations, Applicant represents and warrants as to any Credit issued to support obligations of a Subsidiary Account Party that: (i) if the Credit describes such Subsidiary Account Party as the “applicant”, “account party”, “instructing party”, “client”, “customer” or the like at whose request or on whose behalf or for whose account such Credit is issued, such Subsidiary Account Party has requested or authorized such description, (ii) such Subsidiary Account Party is a direct or indirect majority-owned Subsidiary of Applicant at the time of issuance of such Credit (or of any increase or extension thereof), and (iii) the obligations under Credits issued to support obligations of a Subsidiary Account Party shall be reimbursed by Applicant in accordance with the terms of this Agreement. No Subsidiary Account Party shall have any rights under this Agreement or with respect to any Credit (including any right to request or instruct Issuer to issue Credits, to amend the Credits, to waive or assert any discrepancy in any presentation thereunder, or to handle in any particular manner any documents presented under the Credits or any goods represented thereby nor any right to receive any notices from Issuer in respect of the Credits).

(e)
In this Agreement: (i) headings are included only for convenience and are not interpretative, (ii) the term “including” means “including without limitation”, (iii) definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (iv) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in the Agreement, shall be construed to refer to the Agreement in its entirety and not to any particular provision thereof, (v) the term “person” includes any natural person, corporation, limited liability company, firm, trust, joint venture, association, company, partnership, unincorporated body or any other enterprise or Governmental Authority or other similar entity, and any such person’s successors and permitted assigns, (vi) references to actions Issuer “may” take or omit to take mean “may in its sole discretion”, and (vii) references herein to any laws or rules include any amendments thereto or successor or replacement laws or rules.

(f)
If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g)
Applicant acknowledges that (i) Issuer and its affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers, (ii) some of these customers may be Applicant’s counter- parties or competitors, and (iii) Issuer and its affiliates may perform more than one role in relation to the Credits.

(h)
Issuer hereby notifies Applicant that, pursuant to the requirements of the PATRIOT Act, Issuer is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Issuer to identify Applicant in accordance with the Act.

20.
Successors and Assigns; Etc. This Agreement shall be binding upon Applicant and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Issuer and its successors and assigns. Applicant shall not transfer or otherwise assign any of its rights or obligations under this Agreement without

Issuer’s prior written consent and any attempted assignment or transfer without such prior written consent shall be null and void. Issuer may, in whole or in part and without Applicant’s consent, transfer or otherwise assign its rights and obligations under this Agreement or grant participations in its rights and obligations under this Agreement and the Credits. Applicant acknowledges that information pertaining to Applicant as it relates to this Agreement or the Credits may be disclosed to actual or prospective transferees, assignees or participants. This Agreement shall not be construed to confer any right or benefit upon any person other than Issuer, the Indemnified Parties and Applicant and their respective successors and permitted assigns, and no such person shall be deemed a third-party beneficiary hereof.

21.
Modification; No Waiver. None of the terms of this Agreement may be waived, terminated or amended, except in a writing signed by the party against whose interest the term is waived, terminated or amended. No failure or delay by Issuer in the exercise of a right or remedy shall constitute a waiver, nor shall any exercise or partial exercise of any right or remedy preclude any further exercise of that or any other right or remedy. Any waiver or consent by Issuer shall be effective only in the specific instance and for the specific purpose for which it is given.

22.
Entire Agreement; Remedies Cumulative. This Agreement together with any separate agreement(s) between Applicant and Issuer with respect to fees for one or more Credits constitute the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof. All rights and remedies of Issuer and all obligations of Applicant under or connection with this Agreement and any other documents delivered in connection with this Agreement are cumulative and in addition to those provided or available at equity or under any applicable law.

23.
Continuing Agreement; Termination. This is a continuing agreement and shall remain in effect until the earlier of (i) Issuer’s receipt of written notice of termination from Applicant specifically referring to this Agreement or (ii) Issuer’s delivery to Applicant of a written notice of termination specifically referring to this Agreement (which notice may be delivered without regard to whether any Event of Default has occurred). Termination shall not release Applicant from any liability for any Obligations (contingent or otherwise) existing on the date of receipt or delivery of such notice, as applicable, or resulting from or incidental to a Credit issued on or before such date or issued pursuant to any written commitment of Issuer existing on such date. Upon termination of this Agreement, (i) Applicant shall cease to request the issuance of any further Credit hereunder or any increase or extension of any outstanding Credit hereunder and (ii) Issuer shall have all the rights and remedies provided in Section 16 hereof. Provisions of this Agreement relating to Taxes, indemnities, payment of costs and expenses, exculpations and limitations on liability, waivers of immunity, jurisdiction, and waiver of trial by jury shall survive any termination of this Agreement, expiration of the Credits, and final, irrevocable and indefeasible payment in full in cash of all the Obligations.

24.
Governing Law; Practice; UCP; ISP.

(a)
This Agreement and the rights and obligations of the parties under or in connection with this Agreement shall be governed by and subject to the laws of the State of New York (including, as to each Credit to the extent applicable, UCC Article 5 as in effect in the State of New York when such Credit is issued) and applicable federal laws of the United States of America, without regard to principles of conflict of laws.

(b)
Unless Applicant specifies otherwise in its application for a Credit, Issuer at its option may issue the Credit subject to the UCP or ISP or such later supplement to or revision of either thereof as is in effect at the time of issuance of the Credit (collectively, the “Practices”), it being understood that Issuer shall have sole discretion whether or not to issue any requested Credit. Issuer’s privileges, rights and remedies under the Practices shall be in addition to, and not in limitation of, those expressly provided herein. To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the Practices or the UCC and (ii) the Practices shall prevail in case of conflict between the Practices and the UCC.

25.
Jurisdiction; Service of Process; Enforcement.

(a)
Applicant consents and submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, in the State of New York, for itself and in respect of any of its property in any action or proceeding arising under or in connection with this Agreement or the Credits. Applicant agrees not to bring any action or proceeding against Issuer arising under or in connection with this Agreement or the Credits in any court or other forum not described in the first sentence of this paragraph and waives any objection to venue or any claim of forum non conveniens with respect to any action or proceeding in any court described in such first sentence. Service of process in any such action or proceeding may be served upon Applicant by mail or hand delivery if sent to its address for notices under this Agreement or to the person (if applicable) designated on the signature page(s) of this Agreement as “Applicant’s Agent,” which person Applicant now designates as its authorized agent for the service of process. Nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction.

(b)
Applicant agrees that final judgment against it in any action or proceeding arising under or in connection with this Agreement or the Credits shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

26.
Jury Trial Waiver. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDITS, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

27.
Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by e- mail shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to, and the requirements to keep records in or relating to, this Agreement or the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries in electronic form and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

Applicant:

AVISTA CORPORATION

By:	/s/ Jason E. Lang
Name:	Jason E. Lang
Title:	Assistant Treasurer and Director of Finance and Risk

Applicant's type & jurisdiction of organization: Washington Corporation

Applicant's address for notices, etc.:

1411 East Mission Avenue
P.O. Box 3727
Spokane, WA 99202

Attention: Assistant Treasurer and Director of Finance and Risk
Telephone number: (509)-495-2930
Email Address: Jason.Lang@avistacorp.com

Applicant's Agent (if any) for service of process per Section 25(a):

Print Name:
Complete Address:
(which must be in the State of New York)

ACCEPTED AND AGREED TO:

MUFG Bank, LTD.

By:	/s/ Matthew Bly
Name:	Matthew Bly
Title:	Director